Exhibit 99.1
n e w s   r e l e a s e
QLT ANNOUNCES COMMENCEMENT OF TENDER OFFER

For Immediate Release	December 5, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that it will mail an offer to purchase and issuer bid circular (the “Circular”) to its shareholders today in connection with a modified “Dutch Auction” tender offer for up to US$50 million of common shares, previously announced on December 1, 2008. The Circular is being filed with the securities regulatory authorities in the United States and Canada. Under the terms of the tender offer, shareholders will have the opportunity to tender all or a portion of their shares at an individually selected price that is not less than US$2.20 per share and not greater than US$2.50 per share. The offer to purchase shares will expire on January 15, 2009 at 5:00 p.m. (Eastern Time), unless withdrawn or extended.
Tender Offer
In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price not less than US$2.20 per share and not greater than US$2.50 per share. Based on the number of shares tendered and the prices specified by the tendering shareholders, QLT will determine the lowest per share price within the range that will enable QLT to buy up to US$50 million of shares, or such lesser number of shares as are properly tendered. If more than US$50 million of shares are properly tendered at or below the determined price per share, QLT will purchase shares tendered by such shareholders, at the determined price per share, on a pro rata basis (subject to certain exceptions), as is specified in the Circular relating to the tender offer that will be distributed to shareholders. The tender offer is not contingent upon any minimum number of shares being tendered. The tender offer is subject to a number of other terms and conditions, as specified in the Circular.
All shares purchased by the Company will be purchased at the same price, even if the shareholders selected a lower price; however, the Company will not purchase any shares tendered above the determined purchase price. If the tender offer is fully subscribed at the lowest price, 22.7 million common shares will be repurchased, representing approximately 30% of the approximately 74.6 million shares outstanding as of November 28, 2008, the business day before the tender offer was first announced. If the tender offer is fully subscribed at the highest price, 20.0 million common shares will be repurchased, representing approximately 27% of the approximately 74.6 million shares outstanding as of November 28, 2008, the business day before the tender offer was first announced.
Goldman, Sachs & Co. and BMO Capital Markets will serve as dealer managers for the tender offer. Georgeson Shareholder Communications Inc. will serve as information agent and Computershare Investor Services Inc. will serve as the depository. Requests for additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and any other documents relating to the tender offer may be directed to the information agent at (866) 733-9452. Any questions regarding the tender offer may be directed to the information agent at the telephone number above, to Goldman Sachs at (212) 902-1000 or to BMO Capital Markets at (604) 443-1443 (collect).

None of the Company, its Board of Directors, the information agent, the depositary or the dealer managers makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by the Company. Please review the Circular and related documents carefully and consult with your financial and tax advisors prior to making any decision in respect of the offer.
This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of QLT common stock. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to shareholders promptly. Shareholders should carefully read the Tender Offer Statement on Schedule TO, the offer to purchase, the issuer bid circular, the related letter of transmittal and other related materials when they are available because they will contain important information, including the various terms and conditions of the offer. Shareholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by QLT with the U.S. Securities and Exchange Commission on the commission’s web site at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from Georgeson Shareholder Communications Inc., the information agent for the tender offer, toll free at (866) 733-9452. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.
Passive Foreign Investment Company: U.S. Federal Income Tax Information
The Company believes that it may be a passive foreign investment company (“PFIC”) for the taxable year ending December 31, 2008, which would significantly impact the U.S. federal income tax consequences of being a U.S. holder of the Company’s shares. Investors are urged to review the Company’s Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission for further information.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our website at www.qltinc.com.

QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927

QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” and “forward-looking information” of QLT, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially, including but not limited to the factor that our intention to purchase our common shares may be impacted by market factors and our operating results, and by other factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the SEC and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.